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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in Pre-effective Amendment No. 2 to Registration Statement No. 333-11261 of Wild Oats Markets, Inc. on Form S-1 of our report dated September 6, 1995 (October 15, 1996 as to the third paragraph of Note 1), relating to the consolidated balance sheet of Alfalfa's, Inc. and subsidiaries as of June 25, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 25, 1995 and June 26, 1994, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial and Operating Data of Alfalfa's, Inc." and "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Denver, Colorado

October 15, 1996